Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated November 2, 2007

Final Terms for Issuance
November 2, 2007

ISSUER:				Toyota Motor Credit Corporation

SECURITY:			Medium Term Notes, Series B

RATINGS:			Aaa/AAA

NOTIONAL:			$300,000,000

TRADE DATE:			11/02/2007

SETTLEMENT DATE:		11/07/2007 (T+3)

MATURITY DATE:			03/17/2009

COUPON:				PRIME - 276 basis points

INDEX SOURCE:			USD-PRIME-H.15

COUPON PAY DATES:		December 17, 2007 (1st Coupon Date), then
				quarterly on the 17th thereafter or on the next good Business Day, and on the Maturity Date
				(subject to following convention).

INTEREST DETERMINATION DATE:  	Daily, each Business Day

INTEREST RATE CUTOFF:		2 Business Days prior to coupon pay date

BUSINESS DAY CONVENTION: 	New York

DAY COUNT BASIS:		Actual/360

BUSINESS DAY CONVENTION: 	Following, adjusted

PRICE TO PUBLIC:		100%

DENOMINATIONS:			$1,000 by $1,000

GROSS SPREAD:			1 basis point

PRICE TO ISSUER:		99.99%

PRINCIPAL TO ISSUER:		$299,970,000

CUSIP:				89233PM60

SOLE AGENT:			Merrill Lynch, Pierce, Fenner & Smith
				Incorporated

DTC:				#161

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

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